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                                                                   EXHIBIT 99(a)

CONTACTS:      Thomas C. Tekulve
               Chief Financial Officer
               (714) 758-4381

               Gary S. Maier/Roger S. Pondel
               Pondel Parsons & Wilkinson
               (310) 207-9300

                                                   FOR IMMEDIATE RELEASE


SAFEGUARD COMPLETES ACQUISITION
OF FLORIDA DENTAL MANAGED CARE COMPANY

ANAHEIM, CALIFORNIA May 13, 1997 -- SafeGuard Health Enterprises, Inc. (Nasdaq-NMS:SFGD) today announced it has completed the acquisition of Florida-based Advantage Dental Health Plans for a total value of approximately $10.0 million, consisting of both cash and debt.

The acquisition adds more than 125,000 members to SafeGuard's existing 1,025,000-member dental network, contributing estimated revenues of over $6.0 million.

Steven J. Baileys, D.D.S., chairman and chief executive officer, stated, "Over the past year, SafeGuard has focused considerable attention on expanding the company's membership base and geographic reach through internal growth and acquisitions. The Advantage acquisition represents an important component of our local market strategy to expand the company's national presence by providing entry into East Coast markets with strong demographics and excellent growth opportunities."

SafeGuard is a multifaceted specialized health care marketing company providing benefits to over 1,150,000 members in 18 states and the District of Columbia. The company offers a variety of managed and indemnity dental care programs, as well as vision and life insurance products. In addition, SafeGuard provides administrative and preferred provider organization services. SafeGuard contracts with more than 4,900 client organizations and provides benefits through nearly 14,000 contracting providers. The company's various products are sold through a network of independent agents and a direct sales force.

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